N E W S R E L E A S E

FOR RELEASE August 30, 2007 at 8:00 AM EDT

KING PHARMACEUTICALS AND PALATIN TECHNOLOGIES
DELAY IMMEDIATE PLANS FOR PHASE 3 CLINICAL PROGRAM WITH
BREMELANOTIDE FOR ERECTILE DYSFUNCTION

CRANBURY, N.J. and BRISTOL, Tenn., August 30, 2007 — Palatin Technologies, Inc. (Amex: PTN) and King Pharmaceuticals, Inc. (NYSE: KG) announced today that they have delayed plans for the initiation of Phase 3 clinical trials with bremelanotide, a first in class melanocortin agonist drug candidate, for the treatment of male erectile dysfunction (ED). The decision follows responses from representatives of the U.S. Food and Drug Administration (FDA), which raised serious concerns about the acceptable benefit/risk ratio to support the progression of the proposed program into Phase 3 studies for ED.

After reviewing the data generated in the Phase 1 and 2 studies, the FDA questioned the overall efficacy results and the clinical benefit of this product in both the general and diabetic ED populations, and cited blood pressure increases as its greatest safety concern. Though not supportive of the proposed Phase 3 studies for ED with bremelanotide, the FDA stated that it was amenable to proposals for a different drug development pathway, such as for a second-line therapy in non-responders to currently approved PDE-5 inhibitors.

“The safety of patients in our clinical program has always been our number one priority and we will work closely with the FDA, King, and our advisors to determine the next steps for the program,” stated Carl Spana, Ph.D., President and Chief Executive Officer of Palatin.

Palatin and King plan to review the FDA comments in the overall context of the program in order to determine next steps related to the further development of bremelanotide for the treatment of ED.

About ED

ED is defined as the consistent inability to attain and maintain an erection sufficient for sexual intercourse. The condition is correlated with increasing age, cardiovascular disease, hypertension, diabetes, hyperlipidemia, and smoking. In addition, certain prescription drugs and psychogenic issues may contribute to ED. It is estimated that

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some degree of ED affects one half of all men over the age of 40 and that 150 million men worldwide suffer from ED.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. Palatin’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To date, Palatin has entered into collaborations with AstraZeneca, King Pharmaceuticals, and Tyco Healthcare Mallinckrodt. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

About King Pharmaceuticals, Inc.

King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

Contacts: For Palatin Technologies: Stephen T. Wills, CPA, MST EVP-Operations / Chief Financial Officer (609) 495-2200 info@palatin.com	For Palatin Institutional Investors and Media: Carney Noensie Burns McClellan (212) 213-0006 cnoensie@burnsmc.com

For King Pharmaceuticals: James E. Green (for all King inquiries) Executive Vice President Corporate Affairs 423-989-8125

EXECUTIVE OFFICES

PALATIN TECHNOLOGIES, INC.
4C CEDAR BROOK DRIVE, CRANBURY, NEW JERSEY 08512

KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620

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